PLAN AND AGREEMENT OF EXCHANGE

     This Plan and Agreement of Exchange (referred to herein as the "Agreement") is entered into this 17th day of July, 2002, between Texas Commercial Resources, Inc., a Texas corporation (referred to herein as "TCRI") and Visual Intelligence Systems, Inc., a Texas corporation (referred to herein as "VISI")(collectively, the "Parties" and, individually, a "Party").

     WHEREAS, this Agreement provides for a reorganization within the meaning of
Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended. TCRI will acquire from the shareholders of VISI ("Shareholders") all of the issued and outstanding shares of capital stock of VISI, in exchange solely for Series A 8% Convertible Preferred Stock of TCRI ("Preferred Stock").

     NOW, THEREFORE, in consideration of the mutual covenants and on the basis of the representations and warranties set forth, TCRI and VISI hereby agree as follows:

                                    ARTICLE 1

                            EXCHANGE OF CAPITAL STOCK

     1.01. Transfer of VISI's Capital Stock. Subject to the terms and conditions of this Agreement, each Shareholder of VISI will transfer and deliver to TCRI on the Closing Date, defined below, all of their certificates for shares of common stock of VISI ("VISI Stock"), accompanied by duly endorsed stock powers.

     1.02. Consideration for Transfer. In exchange for all outstanding shares of VISI Stock, TCRI will issue and cause to be delivered to the Shareholders on the Closing Date an aggregate of 1,000,000 shares of Preferred Stock or approximately 0.352125 shares of Preferred Stock for each share of VISI stock outstanding. The Preferred Stock shall have the rights and privileges set forth on Exhibit B, including without limitation the payment of dividends of 8% per annum, payable on a quarterly basis and the right to convert each share of Preferred Stock into one share of common stock of TCRI on the terms and conditions set forth on Exhibit B.

     1.03. Closing Date. Subject to the conditions precedent set forth in this Agreement, and the other obligations of the parties set forth in this Agreement, the Agreement shall be consummated at 1980 Post Oak Boulevard, Suite 2300, Houston, Texas 77056, 10:00 a.m. on August 16, 2002, or at any other place and date as the parties fix by mutual consent ("Closing Date"). Consummation of this Agreement shall include the delivery by the Shareholders of all of their shares of VISI Stock, and the delivery by TCRI of its shares of Preferred Stock to the Shareholders.

     1.04. Stock Purchase Warrants. On the Closing Date, TCRI agrees to issue to the individuals identified on Exhibit C warrants (the "Warrants") to purchase an aggregate of 750,000 shares of TCRI Common Stock. The Warrants will vest in accordance with the terms and schedule set forth on Exhibit C.


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     1.05. Conversion of VISI Stock Options. All outstanding options to purchase
VISI Stock issued prior to April 1, 2002, shall be assumed by TCRI and converted into options to purchase shares of TCRI Common Stock. The number of shares of TCRI common stock that may be purchased under any outstanding option shall be equal to the number of shares of VISI Stock purchasable under such option on the Exercise Date divided by 2.8399.

     1.06. Working Capital. On the Closing Date, TCRI shall either (i) lend at least $250,000 in cash to VISI or (ii) purchase for cash at least $250,000 in equity securities of VISI, which cash shall be used for working capital. In addition, TCRI agrees to provide VISI with additional working capital support of an amount not less $500,000 during the five months following the Closing Date, which additional working capital may come in the form of either (i) a loan or loans from TCRI or (ii) additional purchase of equity securities of VISI by TCRI.

     1.07. Payment of Line of Credit. VISI will continue to pay interest on all outstanding loans extended under the Premium Credit Line Agreement dated June 4, 2001, with UBS PaineWebber Incorporated when due and pay principal amounts as follows: $150,000 on or before July 1, 2003; $300,000 on or before July 1, 2004; $300,000 on or before July 1, 2005; and the remaining principal balance on or before July 1, 2006. VISI shall not borrow any further sums under such loan agreement subsequent to Closing.

                                    ARTICLE 2

             REPRESENTATIONS AND WARRANTIES OF ACQUIRED CORPORATION

     2.01. Organization and Standing of VISI. VISI is a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas, with full corporate power and authority to carry on its business as it is now being conducted and to own and use its properties and assets. Copies of the articles of incorporation of VISI, as certified by the Secretary of State of the State of Texas and delivered to TCRI, are complete and accurate as of the date of this Agreement. VISI is not required to be qualified as a foreign corporation to transact business in any other jurisdiction other than Texas.

     2.02. Subsidiaries. VISI has neither subsidiaries nor any interest in any other corporation, firm, or partnership.

     2.03. Capitalization. VISI has an authorized capitalization of 10,000,000 shares of capital stock, consisting of 9,000,000 shares of Class A common stock with the par value of $0.001 per share ("Class A Stock") and 1,000,000 shares of Class B common stock with the par value of $0.001 per share ("Class B Stock"), of which 2,839,900 shares of Class A Stock and no shares of Class B Stock are issued and outstanding. All outstanding shares of Class A Stock and Class B Stock have been duly authorized and validly issued and are fully paid and non-assessable, and no shares of capital stock of VISI have been issued in violation of preemptive or similar rights. All issuances, sales, and representations of capital stock of the Company have been effected in compliance with law, including, without limitation, all federal and state securities laws. Except for 609,152 shares of the authorized but unissued stock that are reserved for stock options and conversion of that certain convertible promissory note issued to D. John Ogren dated December 1, 2000, all as described on Schedule
2.03 attached hereto, there are no outstanding subscriptions, options, contracts, commitments, or demands relating to the authorized but unissued stock of VISI or other agreements of any character under which VISI would be obligated to issue or purchase shares of its capital stock. On the Closing Date there are 2,839,900 issued and outstanding shares of VISI Stock, and the Shareholders and their ownership of VISI Stock are listed on Exhibit A.


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

     2.04. Financial Statements. (a) Attached to this Agreement as Schedule 2.04 is the Balance Sheet of VISI as of December, 2000, and the related statements of income and retained earnings for the year ended December 31, 2000, all reported on by Harper & Pearson, certified public accountants, and the unaudited balance sheets of VISI as of December 31, 2001, and as of May 31, 2002, and the related statements of income and retained earnings for the year ended December 31, 2001 and the five-month period ended May 31, 2002, prepared by VISI and subject to reasonable changes resulting from year-end audit. The audited financial statements described in this Paragraph have been prepared in conformity with generally accepted accounting principles, applied on a consistent basis, and together with the unaudited financial statements at December 31, 2001, and May 31, 2002, present fairly the financial position of VISI as of December 31, 2000, December 31, 2001, and May 31, 2002, respectively, and the results of operation for the periods specified.

     (b) Subject to any changes as a result of the ordinary and usual course of business, and subject to the provisions of Paragraph 4.04, the assets of VISI at the Closing Date will be substantially those owned by it and shown on its unaudited financial statements as of May 31, 2002.

     2.05. Operations Since Balance Sheet Date. Since its Balance Sheet date of May 31, 2002, VISI has not, and prior to the Closing Date will not have:

     (a) Issued or sold any stock, bond, or other corporate securities;

     (b) Except for current liabilities incurred and obligations entered into in the ordinary course of business, incurred any absolute or contingent obligation, including long-term debt;

     (c) Except for current liabilities shown on the balance sheet and current liabilities incurred since that date in the ordinary course of business, discharged or satisfied any lien or encumbrance, or paid any obligation or liability;

     (d) Mortgaged, pledged, or subjected to lien any of its assets;

     (e) Except in the ordinary course of business, sold or transferred any of its tangible assets, or canceled any debts or claims, or waived any rights of substantial value;

     (f) Except as provided in Paragraph 4.04, sold, assigned, or transferred any patents, formulas, trademarks, trade names, copyrights, licenses, or other intangible assets;

     (g) Incurred any materially adverse losses or damage; or

     (h) Entered into any transaction other than in the ordinary course of business, except for(i) the transaction described in Paragraph 4.04 and (ii) the transaction that is the subject matter of this Agreement;

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

     2.06. Title to Assets. VISI has good title to, or valid leasehold interest in, all its assets both real and personal specified in the schedule described in Paragraph 2.07. The buildings and equipment of VISI are in good condition and repair, except for reasonable wear and tear. All such assets are not subject to any mortgage, pledge, lien, charge, security interest, encumbrance, or restriction except those that:

     (a) Are disclosed on the Balance Sheet dated May 31, 2002, as securing specified liabilities;

     (b) Are disclosed in the Schedule of Assets listed in Paragraph 2.07; or

     (c) Do not materially adversely affect the use of the asset.

     2.07. Schedule of Assets. VISI has delivered to TCRI a separate Schedule of Assets, attached hereto as Schedule 2.07, containing a true and complete:

     (a) Legal description of all real property owned by VISI, and any real property in which VISI has a leasehold interest;

     (b) Aged list of accounts receivable as of the Closing Date;

     (c) List of all capitalized machinery, tools, equipment, and rolling stock owned by VISI that sets forth any liens, claims, encumbrances, charges, restrictions, covenants, and conditions concerning the listed items;

     (d) Description of all machinery, tools, equipment, and rolling stock in which VISI has a leasehold interest, with a description of each interest;

     (e) A true and complete list of all patents, patent licenses, trademarks, trademark registrations, trade names, copyrights, and copyright registrations owned by VISI; and

     (f) List of all fire and other casualty and liability policies of VISI in effect at the time of delivery of such schedule.

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

     2.08. Indebtedness. Except as set forth in the Balance Sheet of VISI dated May 31, 2002, described in Paragraph 2.05, VISI presently has no outstanding indebtedness other than liabilities incurred in the ordinary course of business or in connection with this transaction. VISI has not made any assignment for the benefit of creditors, nor has any involuntary or voluntary petition in bankruptcy been filed by or against VISI.

     2.09. Litigation. Except as set forth on Schedule 2.09, VISI is not party to, nor has it been threatened with, any litigation or governmental proceeding that, if decided adversely to it, would have a material adverse effect on the transaction contemplated by this Agreement, or on the financial condition, net worth, prospects, or business of VISI. To the best of its knowledge and except as set forth on Schedule 2.09, VISI is not aware of any facts that might result in any action, suit, or other proceeding that would result in any material adverse change in the business or financial condition of VISI. To the best of its knowledge and except as set forth on Schedule 2.09, VISI is not infringing on or otherwise acting adversely to any copyrights, trademark rights, patent rights, or licenses owned by any other person, and there is no pending claim or threatened action with respect to such rights. Except for licenses for software routinely used in the ordinary course of business, VISI is not obligated to make any payments in the form of royalties, fees, or otherwise to any owner or licensor of any patent, trademark, trade name, or copyright.

     2.10. Compliance With Law and Other Instruments. The business operation of VISI has been and is being conducted in compliance in all material respects with all applicable laws, rules, and regulations of all authorities. VISI is not in violation of, or in default under, any term or provision of its Articles of Incorporation, its Bylaws, or of any lien, mortgage, lease, agreement, instrument, order, judgment, or decree, or any other type of restriction that would prevent consummation of the exchange of securities contemplated by this Agreement.

     2.11. Contractual Obligations. Except as set forth in Schedule 2.11, VISI is not a party to, or otherwise bound by, any contract or other agreement which, if breached or otherwise not performed by VISI or enforced against VISI by any other party thereto, would result in a material adverse effect on VISI's business, financial condition or results of operations. To the best knowledge of VISI, there is not any material default or meritorious basis for a claim of default, or any event which with the lapse of time or giving of notice or both would constitute a default, by a contracting party other than VISI under any material contract to which VISI is a party or any material obligation owed to VISI.

     2.12. Changes in Compensation. Since the Balance Sheet date of May 31, 2002, VISI has not granted any general pay increase to employees or changed the rate of compensation, commission, or bonus payable to any officer, employee, director, agent, or stockholder.

     2.13. Records. All of the account books, minute books, stock certificate books, and stock transfer ledgers of VISI are complete and accurate.

     2.14. No Brokers or Finders. All negotiations on the part of the Shareholders related to this Agreement have been accomplished solely by the Shareholders without the assistance of any person employed as a broker or finder. The Shareholders have done nothing to give rise to any valid claims against TCRI or VISI for a brokerage commission, finder's fee, or any similar charge.

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

     2.15. Taxes. VISI has filed all federal income tax returns and, in each state where qualified or incorporated, all state income tax and franchise tax returns that are required to be filed. VISI has paid all taxes as shown on the returns as have become due, and has paid all assessments received that have become due.

     2.16. Full Disclosure. As of the Closing Date VISI will have disclosed all events, conditions, and facts materially affecting the business and prospects of VISI. VISI has not withheld knowledge of any events, conditions, and facts that it has had reasonable ground to know may materially affect the business and prospects of VISI. None of the representations and warranties made by VISI in this Agreement or set forth in any other instrument furnished to TCRI contain any untrue statement of a material fact, or fails to state a material fact.

                                    ARTICLE 3

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

     3.01. Organization and Standing of Purchaser. TCRI is a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas, with corporate power to own property and carry on its business as it is now being conducted. Copies of the articles of incorporation of TCRI, that have been certified by the Secretary of State of Texas and delivered to VISI, are complete and accurate as of the date of this Agreement. TCRI is not required to be qualified as a foreign corporation to transact business in any other jurisdiction.

     3.02. Subsidiaries. TCRI has neither subsidiaries nor any interest in any other corporation, firm, or partnership.

     3.03. Capitalization. TCRI has an authorized capitalization of 100,000,000 shares of common stock of the par value of $0.001 per share, of which 9,081,400 shares are issued, outstanding, and fully paid as of the date of this Agreement and 20,000,000 shares of preferred stock of the par value of $1.00 per share, no shares of which are issued and outstanding as of the date of this Agreement. Except for (1) 750,000 authorized but unissued shares of common stock that are reserved for issuance to Goldbridge Capital, LLC, (2) 200,000 authorized but unissued shares of common stock that are reserved for issuance to Robert M. Shockley, and (3) 300,000 authorized but unissued shares of common stock that are reserved for issuance to certain noteholders and shareholders of Crossroads Environmental, Inc., there are no outstanding options, contracts, calls, commitments, or demands relating to the authorized but unissued stock of TCRI.

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

     3.04. Financial Statements. TCRI has delivered to VISI:

     (a) The balance sheets of TCRI as of December 31, 2000 and 2001 and the related statements of operations, changes in stockholders equity, and cash flows of TCRI for the years ended December 31, 2000 and 2001. These statements have been audited by Ham, Langston & Brezina, independent certified public accountants.

     (b) An unaudited interim balance sheet of the TCRI as of March 31, 2002 and their related statements of earnings and cash flows for the three-month period ended March 31, 2002. These statements are subject to year-end audit.

     All the financial statements listed in this Paragraph 3.04 present fairly the financial condition of TCRI at the specified dates and the results of its operations for the period specified. The statements were prepared in accordance with generally accepted accounting principles applied in a manner consistent with prior accounting periods.

     3.05. Financial Condition Since Balance Sheet Date. Since the Balance Sheet date of March 31, 2002, no change, event, or condition has occurred that materially and adversely affects the financial condition, assets, business, or prospects of TCRI, to the knowledge of any of its officers.

     3.06. Status of Receivables. None of the accounts receivable or contracts receivable indicated in the financial statements specified in Paragraph 3.04 that TCRI has delivered to VISI is subject to any counterclaim or setoff, and all such accounts receivable and contracts receivable are current and collectible at the aggregate recorded amount.

     3.07. Title to Assets. All book assets of TCRI in existence are in its possession, are in good condition and repair, and conform to all applicable zoning and building laws and ordinances. TCRI has good and marketable title to all of its assets and, except as shown on its financial statements as of December 31, 2001, holds such assets subject to no mortgage, lien, or encumbrance.

     3.08. Status of Transferred Shares. The shares of stock of TCRI that are to be issued and delivered, including Preferred Stock and the TCRI Common Stock, whether acquired by conversion of the Preferred Stock or exercise of the Warrants, to the Shareholders pursuant to the terms of this Agreement will be validly authorized and issued, and will be fully paid and nonassessable. No shareholder of TCRI will have any preemptive right of subscription or purchase with respect to the shares to be transferred.

     3.09. Indebtedness. Except as set forth in the balance sheet of TCRI as of March 31, 2002, there is no outstanding indebtedness other than liabilities incurred in the ordinary course of business or in connection with this transaction. Except as set forth in the notes to TCRI's financial statements at December 31, 2001, TCRI is not in default with respect to any terms or conditions of any indebtedness.

     3.10. Litigation. TCRI is not a party to, nor has it been threatened with any litigation or governmental proceeding that could have a material, adverse effect on the transaction contemplated by this Agreement or on the financial condition of TCRI.

     3.11. Purchaser's Authority. The execution and performance of this Agreement have been duly authorized by all requisite corporate action. This Agreement constitutes a valid and binding obligation of TCRI in accordance with its terms. No provision of the TCRI's Articles of Incorporation, Bylaws, minutes, share certificates, or contracts prevents TCRI from delivering good title to its shares of such capital stock in the manner contemplated by this Agreement.

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

     3.12. Brokers. TCRI has not retained nor otherwise utilized the services of any broker or finder in connection with the transaction contemplated by this agreement. TCRI has done nothing to give rise to any valid claims against VISI for a brokerage commission, finder's fee, or any similar charge.

     3.13. Taxes. TCRI has filed all federal income tax returns and, in each state where qualified or incorporated, all state income tax or franchise tax returns that are required to be filed, and has paid all taxes as shown on the returns as they have become due.

     3.14. Full Disclosure. As of the Closing Date TCRI will have disclosed to VISI all events, conditions, and facts materially affecting the business and prospects of TCRI. TCRI has not withheld knowledge of any events, conditions, or facts that it has had reasonable ground to know may materially affect the business and prospects of TCRI. None of the representations and warranties made by TCRI in this Agreement or set forth in any other instrument furnished to VISI contain any untrue statement of a material fact, or fails to state a material fact.

                                    ARTICLE 4

                CONDUCT OF BUSINESS OF VISI PENDING CLOSING DATE

     4.01. Conduct of Business in Its Ordinary Course. VISI will carry on its business in substantially the same manner as previous to the date of execution of this Agreement, and will:

     (a) Continue in full force the amount and scope of insurance coverage carried prior to that date;

     (b) Maintain its business organization and keep it intact, to retain its present employees, and to maintain its goodwill with suppliers, customers, and others having business relationships with it;

     (c) Exercise due diligence in safeguarding and maintaining confidential reports and data used in its business;

     (d) Maintain its assets and properties in good condition and repair, and not sell or otherwise dispose of any of its assets or properties, except sales of inventory in the ordinary course of business.

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     4.02. Satisfy Conditions Precedent. (a) VISI will afford the officers and representatives of TCRI, from the date of this Agreement until the Closing Date, full access during normal business hours to all properties, books, accounts, contracts, commitments, and any other records of any kind of VISI. Sufficient access shall be allowed to provide TCRI with full opportunity to make any investigation it desires to make of VISI, and to keep itself fully informed of the affairs of VISI.

     (b) In addition, VISI will permit TCRI to make extracts or copies of all such books, accounts, contracts, commitments, and records, and to furnish to TCRI, within ten (10) days after demand, any further financial and operating data of VISI as TCRI reasonably requests.

     (c) TCRI will use any information obtained under this Paragraph only for its own purposes in connection with the consummation of the transaction contemplated by this Agreement, and will not divulge the information to any other person.

     4.03. Consultation. VISI will consult with TCRI at all times until the Closing Date with respect to the operation and conduct of VISI's business.

     4.04. Transfer of Intellectual Property. TCRI hereby acknowledges that, prior to this Agreement, VISI has transferred all of its technology and intellectual property assets described on Exhibit D ("Intellectual Property") to VISI Technology, Ltd., a Texas limited partnership ("VISI Tech") in exchange for assumption by VISI Tech of certain debts of VISI (such transaction referred to herein as the "Reorganization"). TCRI further acknowledges that the limited partner interest in VISI Tech purchased by TCRI in this transaction will not give TCRI any claim, right, title or interest in any of the Intellectual Property transferred as part of the Reorganization, except as provided in the License Agreement (the "License Agreement") in the form attached hereto as Exhibit E.

                                    ARTICLE 5

                CONDUCT OF BUSINESS OF TCRI PENDING CLOSING DATE

     5.01. Conduct of Business in Its Ordinary Course. TCRI will carry on its business in substantially the same manner as before the date of execution of this Agreement.

     5.02. Satisfy Conditions Precedent. TCRI will use its best efforts to satisfy all conditions precedent contained in this Agreement.

     5.03. Access to Information and Documents. (a) TCRI will provide VISI from the date of this Agreement until the Closing Date full access during normal business hours to all properties, books, accounts, contracts, commitments, and records of TCRI. Sufficient access shall be allowed to provide VISI with full opportunity to make any investigation it desires to make of TCRI, and to keep itself fully informed of the affairs of TCRI.

     (b) TCRI will permit VISI, acting on behalf of the Shareholders, to make extracts or copies of all books, accounts, contracts, commitments, and records. Additionally, TCRI will furnish to VISI, acting on behalf of the Shareholders, within ten (10) days after demand, any further financial and operating data and other information concerning its business and assets that the Shareholders reasonably request.

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     (c) The Shareholders may use any information secured pursuant to this
Paragraph only for their own purposes in connection with the consummation of the transaction contemplated by this Agreement and may not divulge the information to any persons other than their legal and financial advisors.

     5.04. Negative Covenant. Except with the prior written consent of VISI, TCRI may not declare or pay any dividend or make any other distribution to its shareholders prior to the Closing Date.

                                    ARTICLE 6

                   CONDITIONS PRECEDENT TO OBLIGATIONS OF VISI

     6.01. Conditions Precedent to Closing. The obligations of VISI to consummate the Agreement set forth in this Agreement shall be subject to the conditions precedent specified in this Article 6.

     6.02. Truth of Representations and Warranties and Compliance With Covenants. The representations and warranties of TCRI contained in this Agreement shall be true as of the Closing Date with the same effect as though made on the Closing Date. TCRI shall have performed all obligations and comply with all covenants required by this Agreement to be performed or complied with by it prior to the Closing Date. TCRI shall deliver to VISI a certificate dated as of the Closing Date and signed by the President or a Vice President and the Secretary or an Assistant Secretary of TCRI, certifying the truth of the representations and warranties.

     6.03. Opinion From Counsel for TCRI. On the Closing Date, TCRI shall furnish to VISI an opinion from counsel for TCRI, dated the Closing Date, to the effect that TCRI is a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas, that the shares of Preferred Stock delivered to the Shareholders on the Closing Date have been duly authorized, issued, and delivered and are validly issued and outstanding, fully paid and nonassessable shares of Preferred Stock, that the Warrants have been duly authorized and delivered to individuals identified on Exhibit C and that the TCRI Common Stock required for issuance upon exchange of the Preferred Stock and underlying the Warrants has been adequately reserved and, upon payment of the consideration stated in the Warrants, shall be validly issued and nonassessable shares of TCRI Common Stock.

     6.04. No Restrictions. No action or proceeding by any governmental body or agency shall have been threatened, asserted, or instituted to prohibit the consummation of the transactions contemplated by this Agreement.

     6.05. Board and Shareholder Approval. The Board of Directors and shareholders of VISI and the Board of Directors (and shareholders, if necessary) of TCRI shall have approved this Agreement.

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     6.06. License Agreement. VISI Tech and TCRI shall have executed the License
Agreement.

     6.07. Completion and Satisfaction with Due Diligence. VISI and its authorized representatives shall have completed due diligence with respect to TCRI and its properties, assets and liabilities. VISI shall have verified the good and marketable title of TCRI in and to the properties and assets of TCRI, and VISI shall have been satisfied with the results of its investigation of the properties, assets, and liabilities of TCRI.

     6.08. No Material Adverse Effect. With respect to TCRI, since the date of this Agreement, no event constituting a material adverse effect on the prospects, value, business, operations, properties, assets, liabilities or financial condition of TCRI, other than those occurrences, events, circumstances or matters which have a general effect upon the industry in which TCRI operates (collectively, a "Material Adverse Effect"), or any event, condition or contingency likely to give rise to a Material Adverse Effect with respect to TCRI, shall have occurred. TCRI shall have delivered to VISI a certificate to the foregoing effect, dated as of the Closing Date and executed by the chief executive officer or president of TCRI.

     6.09. Consents. TCRI shall have obtained all necessary approvals, consents, ratifications, waivers or other authorizations, including all governmental authorizations (collectively, "Consents"), required to consummate this transaction, and such Consents must be in full force and effect. TCRI shall have delivered to VISI a certificate to the foregoing effect, dated as of the Closing Date and executed by the chief executive officer or president of TCRI.

                                    ARTICLE 7

                   CONDITIONS PRECEDENT TO OBLIGATIONS OF TCRI

     7.01. Conditions Precedent to Closing. The obligations of TCRI to consummate the reorganization described in this Agreement shall be subject to the conditions precedent specified in this Article 7.

     7.02. Truth of Representations and Warranties and Compliance With Covenants. The representations and warranties of VISI contained in this Agreement shall be true as of the Closing Date, with the same effect as though made on the Closing Date. VISI shall perform all obligations and comply with all covenants required by this Agreement to be performed or complied with by it prior to the closing date. VISI shall deliver to TCRI a certificate dated the Closing Date and signed by an officer of VISI, certifying the truth of the representations and warranties.

     7.03. Opinion From Counsel for VISI. VISI shall deliver to TCRI an opinion dated the Closing Date of counsel for VISI, to the effect that:

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     (a) VISI is a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas with full corporate power to carry on the business in which it is engaged;

     (b) (i) The shares of VISI Stock which are the subject of this Agreement have been duly authorized and validly issued, and are fully paid and nonassessable;

          (ii) The shares of VISI Stock exchanged in this transaction constitute 100 percent of all of the issued and outstanding shares of VISI Stock;

     (c) This Agreement is the valid and binding obligation of VISI in accordance with its terms, except as limited by bankruptcy, insolvency, or other laws affecting the enforcement of creditor's rights;

     (d) Counsel has no knowledge of any litigation, or governmental investigation or labor dispute pending or threatened against VISI, its business or properties. In rendering the opinion specified in this Paragraph, Counsel may rely on certificates of public officials, certificates of officers of VISI, and any other evidence that is appropriate.

     7.04. Resignations of Officers and Directors. Except for R. Bradford Perry, there shall be delivered to TCRI the written resignations of the officers and directors of VISI.

     7.05. Investment Letters. Each Shareholder of VISI who tenders VISI Stock in accordance with this Agreement shall deliver to TCRI an executed subscription agreement or investment letter as specified in Paragraph 9.01 of this Agreement and in form and substance acceptable to counsel for TCRI.

     7.06. No Restrictions. No action or proceeding by any governmental body or agency shall be threatened, asserted, or instituted that prohibits the consummation of the transactions contemplated by this Agreement.

     7.07. Board and Shareholder Approval. The Board of Directors and shareholders of VISI and the Board of Directors (and shareholders, if necessary) of TCRI shall have approved this Agreement.

     7.08. License Agreement. VISI Tech and TCRI shall have executed the License Agreement.

     7.09. Completion and Satisfaction with Due Diligence. TCRI and its authorized representatives shall have completed due diligence with respect to VISI and its properties, assets and liabilities. TCRI shall have verified the good and marketable title of VISI in and to the properties and assets of VISI, and TCRI shall have been satisfied with the results of its investigation of the VISI Stock and the properties, assets, and liabilities of VISI.

     7.10. No Material Adverse Effect. With respect to VISI, since the date of this Agreement, no event constituting a material adverse effect on the prospects, value, business, operations, properties, assets, liabilities or financial condition of VISI, other than those occurrences, events, circumstances or matters which have a general effect upon the industry in which VISI operates (collectively, a "Material Adverse Effect"), or any event, condition or contingency likely to give rise to a Material Adverse Effect with respect to VISI, shall have occurred. VISI shall have delivered to TCRI a certificate to the foregoing effect, dated as of the Closing Date and executed by the chief executive officer or president of VISI.

     7.11. Consents. VISI shall have obtained all necessary approvals, consents, ratifications, waivers or other authorizations, including all governmental authorizations (collectively, "Consents"), required to consummate this transaction, and such Consents must be in full force and effect. VISI shall have delivered to TCRI a certificate to the foregoing effect, dated as of the Closing Date and executed by the chief executive officer or president of VISI.


                                    ARTICLE 8

                      SURVIVAL OF WARRANTIES AND LIABILITY

     8.01. No Survival of Representations and Warranties. All statements of fact contained in this Agreement, or in any memorandum, certificate, letter, document, or other instrument delivered by or on behalf of VISI or TCRI pursuant to this Agreement shall be deemed representations and warranties made by any such party, respectively, to each other party under this Agreement. None of the covenants, representations, and warranties of the parties contained in this Agreement shall survive the Closing Date except this Agreement shall continue and remain in full force and effect regarding the covenants that by their terms are to be performed after the Closing Date.

     8.02. Expenses. Whether or not this Agreement is terminated, each of the parties shall bear all expenses incurred by such party in connection with this Agreement and in the consummation of the transactions contemplated by and in preparation for the Agreement.

                                    ARTICLE 9

                         COMPLIANCE WITH SECURITIES LAWS

     9.01. Unregistered Stock Under Federal Securities Act. (a) Each Shareholder of VISI must acknowledge that the shares of Preferred Stock and the TCRI Common Stock that may be acquired upon conversion of the Preferred Stock or exercise of the Warrants have not been registered under the Securities Act of 1933, as amended (the "1933 Act"), and that therefore the stock is not transferable except as permitted under various exemptions contained in the 1933 Act and the rules of the Securities and Exchange Commission interpreting the Act. The provisions contained in this Paragraph 9.01 are intended to ensure compliance with the 1933 Act.

     (b) Each Shareholder of VISI must represent and warrant to TCRI that the Shareholder is acquiring the shares of Preferred Stock under this Agreement for the Shareholder's own account for investment, and not for the purpose of resale or any other distribution of the shares. Each Shareholder will also represent and warrant that the Shareholder has no present intention of disposing of all or any part of such shares at any particular time, for any particular price, or on the happening of any particular circumstances. Each Shareholder must acknowledge that TCRI is relying on the truth and accuracy of the warranties and representations set forth in this Paragraph in issuing the shares without first registering the shares under the 1933 Act.

     (c) Each Shareholder of VISI must covenant and represent that none of the shares of Preferred Stock that will be issued to the Shareholder pursuant to this Agreement will be offered, sold, assigned, pledged, transferred, or otherwise disposed of except after full compliance with all of the applicable provisions of the 1933 Act and the rules and regulations of the Securities and Exchange Commission under the 1933 Act. Therefore, each Shareholder must agree not to sell or otherwise dispose of any of the shares of Preferred Stock received pursuant to this Agreement unless the Shareholder:

          (i) Has delivered to TCRI a written legal opinion in form and substance satisfactory to counsel for TCRI to the effect that the disposition is permissible under the terms of the 1933 Act and regulations interpreting the Act;

          (ii) Has complied with the registration and prospectus requirements of the 1933 Act relating to such a disposition; or

          (iii) Has presented TCRI satisfactory evidence that such a disposition is exempt from registration under the Act.

     TCRI will place a stop transfer order against transfer of shares until one of the conditions set forth in this subparagraph has been met.

     (d) Each Shareholder of VISI must agree that the certificates evidencing the shares the Shareholder will receive under this Agreement will contain the following legend:

           THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND HAVE BEEN TAKEN FOR INVESTMENT. THE SECURITIES MAY NOT BE SOLD OR OFFERED FOR SALE UNLESS A REGISTRATION STATEMENT UNDER THE FEDERAL SECURITIES ACT OF 1933, AS AMENDED, IS IN EFFECT FOR THE SECURITIES, OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT IS IN FACT APPLICABLE TO SUCH OFFER OR SALE OR UPON DELIVERY TO THE CORPORATION OF AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT REGISTRATION IS NOT REQUIRED FOR SUCH SALE OR TRANSFER.

     (e) If at any time in the future any of the Shareholders of VISI sell or otherwise dispose of any of such shares of Preferred Stock or TCRI Common Stock acquired by conversion of the Preferred Stock or upon exercise of the Warrants without registration under the 1933 Act or any similar federal statute that may then be in effect, such Shareholder must agree to indemnify and hold harmless TCRI against any claims, liabilities, penalties, costs, and expenses that may be asserted against or suffered by TCRI as a result of such disposition.

     (f) If at any time after the Closing Date but not earlier than 12 months after the Closing Date, TCRI intends to file a registration statement under the 1933 Act covering a sale by TCRI or a shareholder of TCRI of shares of TCRI Common Stock, TCRI will deliver to each Shareholder written notice of its intent to file such a registration statement. The Shareholder shall have twenty (20) days following receipt of such notice to convert any or all of the Preferred Stock to TCRI Common Stock and, to the extent any Warrants are exercisable, to exercise any or all Warrants. If a Shareholder delivers a written request to TCRI within twenty (20) days after the mailing of such notice setting forth the number of shares of TCRI Common Stock the Shareholder intends to dispose of, TCRI agrees to use its best efforts to include such shares of each shareholder in the registration statement. If, in spite of the best efforts of TCRI, the inclusion of all of the shares that each Shareholder intends to sell is not acceptable to the managing underwriter or underwriters of the offering, TCRI may limit the number of shares of each Shareholder to be sold under the registration statement. If the offering is not completed within ninety (90) days after the effective date of the registration statement, TCRI shall be entitled to deregister any unsold portion of such shares. The manner and conduct of any such registration, including the contents of such registration statement and of any related underwriting or other agreements, shall be entirely in the control and discretion of TCRI. Each Shareholder shall agree to cooperate with TCRI in the preparation and filing of any registration statement prepared and filed under this Subparagraph. TCRI shall bear all out-of-pocket expenses except for registration fees incurred in performing its obligations under this Subparagraph except that each Shareholder shall make the customary agreements, representations, warranties, and indemnifications to the underwriters in any such offering with respect to any shares included at the Shareholder's request.

                                   ARTICLE 10

                                   TERMINATION

     10.01. Default. (a) TCRI or VISI may, on or at any time prior to the Closing Date, terminate this Agreement by notice to the other party in the event:

          (i) The other party has defaulted by failing to perform any of its covenants and agreements contained in this Agreement;

          (ii) Such default has not been fully cured within ten (10) days after receipt of the notice specifying particularly the nature of the default; and

          (iii) By mutual written agreement of the parties.

     10.02. Delay. If consummation of the transaction specified in this Agreement has not occurred by 11:59 p.m. local time in Texas, on August 31, 2002, any party that is not in default in the timely performance of any of its covenants and conditions may terminate this Agreement subsequent to that time by giving written notice of termination to the other party. The written notice of termination shall be effective upon the delivery of the notice in person to an officer of the party or, if served by mail, upon the receipt of the notice by such party.

                                   ARTICLE 11

                                  MISCELLANEOUS

     11.01. Amendment. This Agreement may be amended or modified at any time and in any manner only by an instrument in writing executed by the President of TCRI and the President of VISI, provided such amendment has been approved by the Shareholders.

     11.02. Waiver. Either TCRI or VISI may, in writing:

     (a) Extend the time for the performance of any of the obligations of any other party to the Agreement.

     (b) Waive any inaccuracies and misrepresentations contained in this Agreement or any document delivered pursuant to the Agreement made by any other party to the Agreement.

     (c) Waive compliance with any of the covenants or performance of any obligations contained in this Agreement by any other party to the Agreement.

     (d) Waive the fulfillment of any condition precedent to the performance by any other party to the Agreement.

     11.03. Assignment. (a) Neither this entire Agreement nor any right created by the Agreement shall be assignable by either the VISI or TCRI without the prior written consent of the other party.

     (b) Except as limited by the provisions of subparagraph (a), this Agreement shall be binding on and inure to the benefit of the respective successors and permitted assigns of the parties, as well as the parties.

     (c) Nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties and their successors, any rights or remedies under this Agreement.

     11.04. Notices. Any notice or other communication required or permitted by this Agreement must be in writing and shall be deemed to be properly given when delivered in person to an officer of the other party, when deposited in the United States mails for transmittal by certified or registered mail, postage prepaid, or when deposited with a public telegraph company for transmittal, charges prepaid, provided that the communication is addressed:

     (a) In the case of TCRI, to:       Texas Commercial Resources, Inc.
                                        Attn: B. Britt Brooks
                                        7500 San Felipe, Suite 475
                                        Houston, TX 77063

         with a copy to:                Thompson & Knight, LLP
                                        1200 Smith Street, Suite 3600
                                        Houston, TX 77002
                                        Attention: John T. Unger

or to such other person or address designated by TCRI to receive notice.

     (b) In the case of VISI, to:       Visual Intelligence Systems, Inc.
                                        Attn: R. Bradford Perry
                                        510 Bering Drive, Suite 220
                                        Houston, Texas 77057

         with a copy to:                Campbell & Riggs P.C.
                                        1980 Post Oak Blvd, Suite 2300
                                        Houston, Texas 77056-3810
                                        Attn: Carole Riggs

or to such other person or address designated by VISI to receive notice.

     11.05. Headings. Paragraph and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     11.06. Entire Agreement. This Agreement and the schedules and exhibits hereto contain the entire agreement between the parties with respect to the transaction contemplated by the Agreement. This Agreement may be executed in any number of counterparts but the aggregate of the counterparts together constitute only one and the same instrument.

     11.07. Effect of Partial Invalidity. In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if it never contained any such invalid, illegal, or unenforceable provisions.

     11.08. Controlling Law. The validity, interpretation, and performance of this Agreement shall be controlled by and construed under the laws of the State of Texas.

     11.09. Attorney's Fees. If any action at law or in equity, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorney's fees from the other party. The attorney's fees may be ordered by the court in the trial of any action described in this Paragraph or may be enforced in a separate action brought for determining attorney's fees.

     11.10. Alternative Dispute Resolution.

     (a) Negotiations. The Parties agree that, except for the remedy set forth below with respect to injunctive relief, prior to the institution of any arbitration or litigation between the Parties, any dispute, controversy, or claim arising out of or relating to this Agreement (a "Dispute") shall first be addressed through good-faith negotiation between the parties. If such good faith negotiation has not resolved the controversy or claim within 15 days of written notice by one Party to the other of the controversy or claim, the controversy or claim shall be settled pursuant to Paragraph 11.10(b).

     (b) Mediation. Failing resolution after exhaustion of the procedure described in Paragraph 11.10(a), a Dispute may be submitted to mediation by either Party. Unless otherwise mutually agreed, mediation shall occur within ten days after a request therefore by either Party. If the Parties cannot agree on a mutually acceptable mediator, the Party who did not initiate the request for mediation shall select a mediator who (i) is a licensed attorney, (ii) has completed basic commercial mediation training, (iii) has served as a mediator of at least 50 mediation involving commercial disputes, and (iv) has not prior personal or business relationship with any of the persons involved, except as a mediator. The Parties will participate in the mediation in good faith for a minimum of one-half day, and will comply with any policies and procedures of the mediator. The mediation shall be held in Houston, Texas. Each Party may be represented by counsel at the mediation. Each Party will bear its own expenses of mediation, and the Parties will share equally the charges of the mediator.

     (c) Arbitration. FAILING RESOLUTION AFTER EXHAUSTION OF THE PROCEDURE DESCRIBED IN SCETION 11.10(b), THE PARTIES AGREE TO BE BOUND BY THE TERMS AND PROVISIONS OF THE FOLLOWING ARBITRATION PROVISIONS PURSUANT TO WHICH A DISPUTE SHALL BE RESOLVED BY MANDATORY BINDING ARBITRATION UPON THE REQUEST OF ANY PARTY.

     After mediation, and subject to injunctive relief, a Dispute shall be finally settled by arbitration in accordance with the terms of this Paragraph, provided that any Party shall in any event have the right to seek and obtain equitable relief during the pendency of such Dispute pursuant to Paragraph 11.11(c) below. Failing resolution after exhaustion of the procedure described in Paragraphs 11.10(a) and (b), a Party to a Dispute may, by further written notice (the "Arbitration Notice") to the other Party, commence an arbitration proceeding by bringing the Dispute to one arbitrator or to an arbitration panel selected as provided below. Disputes shall be decided by a single arbitrator, unless the Parties cannot agree within ten days on a single arbitrator, in which case they shall choose an arbitration panel composed of three arbitrators, one arbitrator to be selected by the Party who sent the Arbitration Notice, a second arbitrator to be selected by the other adverse party (expressly provided that Company may choose the second arbitrator if it is not the sender of the Arbitration Notice), and the third arbitrator (the "Independent Arbitrator"), who will be the Chairman of the arbitration panel, to be appointed by the first two arbitrators. In the event the first two arbitrators fail to agree on the appointment of the Independent Arbitrator within 15 days, the Independent Arbitrator shall be appointed on request of any party hereto by any state district court judge in Harris County, Texas. In the event that any arbitrator shall resign, be unable or otherwise fail to perform his or her duties, each Party shall immediately notify the other parties of such resignation, inability or failure, and a replacement shall immediately be selected by the Party who selected such arbitrator in the first instance, or, if the arbitrator to be replaced is the Independent Arbitrator, then the Parties shall attempt in good faith to appoint a mutually agreeable replacement Independent Arbitrator. If the Parties fail to agree on such replacement within 15 days, either party may request that any state district court judge in Harris County, Texas to appoint such replacement Independent Arbitrator. The arbitrator or the arbitration panel shall conduct the arbitration in accordance with the Rules of Arbitration of the American Arbitration Association then in effect, except to the extent such rules are inconsistent with the provisions of this Paragraph. The Parties shall prepare in writing a statement of their positions, together with counterclaims, with supporting facts, data, and affidavits, if any, and shall submit such statement to the arbitrator, or arbitration panel within 15 days after selection, but, in any event, within 45 days after service of the Arbitration Notice. The arbitrator or the arbitration panel shall give all parties the opportunity to make an oral presentation to the arbitrator or the arbitration panel in the presence of the other Party, if either Party so requests. The Parties shall have, for a period of 120 days after service of the Arbitration Notice (the "Discovery Period"), all rights of discovery provided by the Texas Rules of Civil Procedures then obtaining, except, unless otherwise agreed, that all responses to discovery requests shall be served within 10 days of such discovery request, and no discovery request may be served after the date 10 days before the termination of the Discovery Period. The arbitrator or the arbitration panel shall assume exclusive jurisdiction over the Dispute, may order interim equitable relief (which shall be specifically enforceable as if it were a final Award, as hereinafter defined), and shall be required to make a final binding determination (the "Award"). The Award shall not be subject to appeal or to review by any court or administrative body except as set forth in
Section 10(a) of the Federal Arbitration Act, as amended. The Award shall determine (i) whether each Party's obligations under this Agreement were met and
(ii) what damages or remedies (which may include final equitable relief) are due under the terms of this Agreement. The agreement to arbitrate contained in this Paragraph shall be specifically enforceable under the prevailing arbitration law, and shall survive termination of this Agreement. Judgment upon the Award rendered by the arbitrator or the arbitration panel may be entered in accordance with applicable law in any court having jurisdiction therefore. Each Party shall bear its own costs and expenses for arbitration, subject to reimbursement as determined by the arbitrator or the arbitration panel in the Award. Arbitration shall, unless the parties otherwise agree in writing, take place in Houston, Texas.

     (d) Injunctive Relief. Nothing contained in this Section shall preclude, or be deemed, construed or interpreted to preclude, any Party from seeking interim equitable relief from a court of competent jurisdiction against the other party, where circumstances so require, except that no Party shall be entitled to seek a stay of any arbitration proceeding brought hereunder. The Parties agree that, upon the application of any of the Parties, and whether or not an arbitration proceeding has yet been initiated pursuant to Paragraph 11.10(c), all courts having jurisdiction are hereby authorized to (i) issue and enforce in any lawful manner such temporary restraining orders, preliminary injunctions and other interim measures of relief as may be necessary to prevent harm to a Party's interests or as otherwise may be appropriate pending the conclusion of arbitration proceedings pursuant to this Paragraph 11.10(c), and/or (ii) enter into and enforce in any lawful manner such judgments for permanent equitable relief as may be necessary to prevent harm to a Party's interests or otherwise may be appropriate following this issuance of the Award.

     In Witness Whereof, the Parties have executed this Agreement effective as of the date first written above.

Texas Commercial Resources, Inc.        Visual Intelligence Systems, Inc.


By:  B. Britt Brooks                    By: R. Bradford Perry
   -----------------                        ------------------
Name: B. Britt Brooks                   Name: R. Bradford Perry
     ----------------                        ------------------
Title: Vice President                   Title: Executive Vice President
      ---------------                         -------------------------

                                    Exhibit A

    List of VISI Shareholders and Shares of TCRI Preferred Stock to be Issued



                                                                       No. Shares                                     No. Shares
        Shareholder                                                     (VISI)                      % Shares           (TCRI)
Baldwin, Robert                                                           47,100                     1.6585%             16,585
Bevering, Charles                                                         62,500                     2.2008%             22,008
BJ & KG Partnership, Ltd.                                                 62,500                     2.2008%             22,008
Blackwell, Rebel                                                           5,000                     0.1761%              1,761
Bui, Vy                                                                   10,000                     0.3521%              3,521
Burke, Mike                                                                  700                     0.0246%                247
Christian Wes                                                              3,000                     0.1056%              1,056
Cline, Larry                                                               1,500                     0.0528%                528
Cohen, Elaine                                                              5,000                     0.1761%              1,761
Corder, Renee LeBlanc                                                      3,125                     0.1100%              1,100
Crow, Bill                                                                20,000                     0.7043%              7,043
Crown Castle International Corp.                                          77,500                     2.7290%             27,290
Ethridge, Roger                                                           50,000                     1.7606%             17,606
Linda Freide                                                               1,000                     0.0352%                352
Greer, John                                                                7,500                     0.2641%              2,641
Grootaert & Callens                                                        7,500                     0.2641%              2,641
Hicks, mark                                                                3,500                     0.1232%              1,232
Holman, Bill                                                              25,000                     0.8803%              8,803
Hubbard, Clyde                                                             2,500                     0.0880%                880
Jones, Jerry J.                                                          437,500                    15.4055%            154,055
King, Jim & Christine                                                      5,000                     0.1761%              1,761
Kulm, Eric                                                                 3,000                     0.1056%              1,056
Lamb, Joe P.                                                              15,000                     0.5281%              5,281
Lipscomb, Forrest                                                         25,000                     0.8803%              8,803
Mai, Nemo                                                                  2,500                     0.0880%                880
Mai, Tuy                                                                  50,000                     1.7606%             17,606
McCoy, Joseph                                                              5,000                     0.1761%              1,761
Ogren, John                                                              661,450                    23.2913%            232,913
Ogren, John (children)                                                    45,000                     1.5846%             15,846
Paul, Pamela                                                              25,000                     0.8803%              8,803
Perry, Benjamin (Custodial Account)                                       53,125                     1.8707%             18,707
Perry, Katherine (Custodial Account)                                      53,125                     1.8707%             18,707
Perry R. Bradford                                                        561,250                    19.7630%            197,630
Perry, Richard Joseph                                                      3,125                     0.1100%              1,100
Perry, White Eagle                                                         3,125                     0.1100%              1,100
Perry, William Benjamin                                                    3,125                     0.1100%              1,100
Peters, Leo                                                               72,500                     2.5530%             25,530
Reedstrom, Suzy                                                           78,000                     2.7466%             27,466
Reynolds, Joan F.                                                          5,000                     0.1761%              1,761
Riola, Lisa                                                                2,500                     0.0880%                880
Schraeder, George                                                          1,500                     0.0528%                528
Smitherman, Jr., Chester L.                                              115,000                     4.0494%             40,494
Synan, Joe                                                                27,900                     0.9824%              9,824
Tobin International Ltd.                                                 125,000                     4.4016%             44,016
Widiek, Robin LeBlanc                                                      3,125                     0.1100%              1,100
Wilkins, David                                                             5,000                     0.1761%              1,761
Wilkinson, Julie K.                                                       53,125                     1.8707%             18,707
Wincelowiez, Jr., John P.                                                  5,000                     0.1761%              1,761

                                               TOTAL                   2,839,900                        100%          1,000,000

Employee stock option                                                    400,000                                        140,850
Nonemployee stock options                                                 75,000                                         26,409
                                                                       3,314,900                                      1,167,259


Notes:
*Employee Stock Pool Shares reserved shares - 400,000
 As of 05/03/2002

                                    Exhibit B

             Designation of Series A 8% Convertible Preferred Stock



                                     Omitted

                                    Exhibit C

                              Performance Warrants

1. Series A Warrants--TCRI will issue Series A Warrants to purchase 250,000 shares of TCRI Common Stock to the individuals in the amounts listed below. The Series A Warrants will vest if VISI has sales equal to or exceeding $3,212,000 during the 12 months beginning July 1, 2002, and will be exercisable at a 25% discount to the market price as defined by the average closing bid price of TCRI during the 20 trading days prior to the end of the 12-month period. If vested, the Series A Warrants will be exercisable for a two-year period expiring July 1, 2005. The Series A Warrants shall have piggyback registration rights in the event TCRI determines to register any of its Common Stock for sale for cash in an underwritten public offering, subject to discretion of the underwriter as to the limitation of the number of shares of Common Stock being registered.

2. Series B Warrants--TCRI will issue Series B Warrants to purchase 250,000 shares of TCRI Common Stock to the individuals in the amounts listed below. The Series B Warrants will vest if VISI has sales equal to or exceeding $6,750,000 during the 12 months beginning July 1, 2003, and will be exercisable at a 25% discount to the market price as defined by the average closing bid price of TCRI during the 20 trading days prior to the end of the 12-month period. If vested, the Series B Warrants will be exercisable for a two-year period expiring July 1, 2006. The Series B Warrants shall have piggyback registration rights in the event TCRI determines to register any of its Common Stock for sale for cash in an underwritten public offering, subject to discretion of the underwriter as to the limitation of the number of shares of Common Stock being registered.

3. Series C Warrants--TCRI will issue Series C Warrants to purchase 250,000 shares of TCRI Common Stock to the individuals in the amounts listed below. The Series C Warrants will vest if VISI has sales equal to or exceeding $14,100,000 during the 12 months beginning July 1, 2004, and will be exercisable at a 25% discount to the market price as defined by the average closing bid price of TCRI during the 20 trading days prior to the end of the 12-month period. If vested, the Series A Warrants will be exercisable for a two-year period expiring July 1, 2006. The Series C Warrants shall have piggyback registration rights in the event TCRI determines to register any of its Common Stock for sale for cash in an underwritten public offering, subject to discretion of the underwriter as to the limitation of the number of shares of Common Stock being registered.

                                    Exhibit D

                          List of Intellectual Property




        CONFIDENTIAL TRADE SECRETS OF VISUAL INTELLIGENCE SYSTEMS, INC.

                                    Exhibit E

                                License Agreement

     This Agreement is by and between VISI Technology, Ltd., a Texas limited partnership ("Tech, Ltd."), having its registered office at Campbell & Riggs, 1980 Post Oak Boulevard, Suite 2300, Houston, Texas 77056-3810, Visual Intelligence Systems, Inc., a Texas corporation ("VISI"), having its office at 510 Bering Drive, Suite 220, Houston, Texas 77057 and Texas Commercial Resources, Inc., a Texas corporation ("TCRI" and together with Tech, Ltd. and VISI, the "Parties"), having its office at 7500 San Felipe, Suite 475, Houston, Texas 77063.

     Whereas, prior to the execution of this Agreement, VISI has transferred certain intellectual property assets ("Intellectual Property") to Tech, Ltd. in exchange for Tech, Ltd.'s assumption of certain debts of VISI ("Initial Debt Amount");

     Whereas, upon the Effective Date of this Agreement, TCRI will contribute or loan capital to VISI in the amount of $250,000.00 in cash in order to promote the continuation of the business of VISI; and

     Whereas, VISI has experience in marketing and selling the Intellectual Property and Tech, Ltd. desires to grant VISI an exclusive right to use, market, license, enhance and develop such Intellectual Property;

     Now, therefore, in consideration of the premises and the mutual covenants herein contained, it is mutually agreed as follows:

     1. Definitions.

          In addition to certain other definitions contained herein, whenever used in this Agreement:

          1.1. "Effective Date" shall mean August 19, 2002.

          1.2. "Initial Debt Amount" means the amount of debt transferred by VISI and assumed by Tech, Ltd. (the "Transferred Debt"), as described in the General Conveyance, Transfer and Assignment of Assets and Assumption of Specific Liabilities by and among Visual Intelligence Systems, Inc., Tech, Ltd. and D. John Ogren, R. Bradford Perry, Suzanne Reedstrom, Chester Smitherman and Leo Peters, attached hereto as Exhibit A and incorporated herein for all purposes. ---------

          1.3. "Intellectual Property" shall mean all technology and intellectual property assets transferred by VISI to Tech, Ltd. prior to the execution of this Agreement, all as described in Exhibit B and incorporated herein for all purposes. ---------

          1.4. "License" shall mean the license granted by Tech, Ltd. to VISI under Paragraph 2 of this Agreement.

          1.5. "Receipts" of Tech, Ltd. means the sum of all payments made by VISI to Tech, Ltd. in accordance with this Agreement, whether made as quarterly royalty payments or as lump sum payments.

          1.6. "Sell," "selling," or "sale" shall mean a sale, which passes title, a lease or a license.

     2. Transfer of Technology and License. Subject to the terms of this Agreement, Tech, Ltd. hereby licenses to VISI all Intellectual Property on an exclusive basis for the specific purpose of using, marketing, licensing, enhancing, and developing such Intellectual Property.

     3. Limitation of Liability. Tech, Ltd. shall not be liable or responsible for any damage, loss, liability, or expense of any kind or nature, including but not limited to any direct, indirect, special, or consequential damages (including but not limited to lost profits) incurred by VISI, any customer of VISI or by any other person, firm, corporation, or other entity claiming through or under VISI or any customer of VISI arising out of or in any way related to the Intellectual Property, Tech, Ltd.'s services or assistance with respect thereto or the use or sales of any Intellectual Property by any such party. VISI shall indemnify and hold Tech, Ltd. harmless from and against all losses, claims, costs, expenses (including attorney's fees), liabilities, and damages of VISI, any customer of VISI or any corporation or other entity claiming through or under VISI or any customer of VISI arising out of or in any way related to the Intellectual Property, Tech, Ltd.'s services and assistance with respect thereto and the use and sales of any Intellectual Property by any such party.

     In addition, Tech, Ltd. shall not be liable or responsible for any damage, loss, liability or expense of any kind or nature, including but not limited to any direct, indirect, special or consequential damages (including but not limited to lost profits) incurred by TCRI, any customer of TCRI or by any other person, firm, corporation, or other entity claiming through or under TCRI or any customer of TCRI arising out of or in any way related to the Intellectual Property, Tech, Ltd.'s services or assistance with respect thereto or the use or sales of any Intellectual Property by any such party.

     4. Modifications, Enhancements and Improvements.

          4.1. Modifications.

               (a) VISI shall have the right to modify, enhance, develop, and improve the Intellectual Property. As soon as practicable, VISI shall provide Tech, Ltd. with a description of all modifications, improvements, or additions relating to the Intellectual Property which VISI may acquire, invent, make or discover.

               (b) All enhancements, improvements, and derivatives of the Intellectual Property that are acquired, invented, made or discovered by VISI shall be owned 80% by VISI and 20% by Tech, Ltd.

               (c) All enhancements, improvements, and derivatives of the Intellectual Property that are acquired, invented, made or discovered by Tech, Ltd. shall be owned 100% by Tech, Ltd. All such enhancements, improvements, or derivatives of the Intellectual Property shall be deemed part of the Intellectual Property and subject to the exclusive license granted hereunder to VISI.

     4.2 Patent Rights.

          (a) With respect to all enhancements, improvements, and derivatives of the Intellectual Property, VISI shall have the right to apply for any such patents, copyrights, or trademarks in the name of Tech, Ltd. and VISI at VISI's expense, and Tech, Ltd. shall give to VISI all such assistance to enable such patents, copyrights, or trademarks to be registered;

          (b) Upon the termination of this Agreement, all such patent, copyright, or trademark applications and patents, copyrights, and trademarks shall remain the sole property of Tech, Ltd. who shall bear the whole remaining costs relative thereto for so long as the applications or patents, copyrights, and trademarks are maintained. Following the termination of this Agreement, Tech, Ltd. may, in its discretion, maintain such applications and patents, copyrights, or trademarks or allow them to lapse;

          (c) With regard to any such inventions and improvements made by VISI that are capable of forming the subject of a patent, copyright, or trademark, VISI shall have the right to apply for patents, copyrights, and trademarks in respect thereof in any part of the world in the name of Tech, Ltd., and VISI shall have and is hereby granted an exclusive license, under any such patents, copyrights, trademarks, and applications therefor, to market, use, sell, lease, license, develop, or otherwise deal with the property covered by such patents, copyrights, or trademarks and applications therefor and such exclusive license shall have the same terms and conditions as the License granted to VISI in this Agreement, with the specific exception that such exclusive license shall subsist throughout the whole life of such applications and patents, copyrights and trademarks notwithstanding that the License granted to VISI in this Agreement or this Agreement itself may have previously terminated;

     5. Sale of Intellectual Property Assets.

          5.1 Prohibited Sale. Tech, Ltd. shall be prohibited from selling any part or all of the Intellectual Property during the term of the License except as otherwise provided in this Section 5.

          5.2 Permitted Sale. (a) Subject to the following provisions of this
     Section 5.2, Tech, Ltd. shall be permitted to sell all or any part of the Intellectual Property at any time after July 1, 2007. If Tech, Ltd. Receives a bona fide offer to purchase all or any part of the Intellectual Property (the Intellectual Property that is the subject of the proposed purchase is referred to herein as the "Subject Property") from an independent third party other than TCRI or VISI, Tech, Ltd. shall provide written notification of such offer to TCRI and VISI. Commencing on the date of TCRI's receipt of such written notice from Tech, Ltd. ("Trigger Date"), TCRI shall have the right to purchase the Subject Property on the terms and conditions set forth in Paragraph 5.2(b) below.

          If, within ten (10) calendar days following the Trigger Date (the "Notice Period"), TCRI does not provide written notice to Tech, Ltd. and VISI that it is exercising its purchase right, then TCRI's right of purchase shall terminate and VISI shall have the right to purchase the Subject Property. If, within five (5) calendar days after the expiration of the Notice Period, VISI does not provide written notice to Tech, Ltd. that it is exercising its purchase right, then VISI's right of purchase shall terminate and Tech, Ltd. shall be permitted to sell the Subject Property to the third party that offered to purchase the Subject Property.

          (b) If either TCRI or VISI delivers written notice to Tech, Ltd. Of its intention to exercise its right to purchase the Subject Property, such purchase shall be (i) exercised at a price equal to the lesser of (A) the price offered by the third party, (B) the difference between the Initial Debt Amount and the Receipts (as defined in paragraph (c) below) of Tech, Ltd., and (C) the principal balance of the Transferred Debt on the Trigger Date, (ii) subject to the same terms and conditions offered by such third party, and (iii) within 60 days following the Trigger Date.

     (c) At such time as the sum of all payments made by VISI to Tech, Ltd., whether made as quarterly royalty payments or as lump sum payments (such sum referred to herein as the "Receipts"), equals $2,373,760, TCRI shall have the right to purchase, and Tech, Ltd. shall be obligated to sell to TCRI, all of the assets of Tech, Ltd. (including all of the Intellectual Property) and any outstanding shares of Tech, Ltd. for the sum of $1.00. TCRI may exercise its election to purchase under this Paragraph 5.2(c) by delivering (i) written notice pursuant to Paragraph 14 and (ii) the purchase price not later than 90 days following the receipt by Tech, Ltd. of the Receipts in full.

     6. Ownership of Documents. All specifications, designs, drawings, plans, software codes, and other documents supplied to VISI hereunder shall remain the property of Tech, Ltd. and shall not be used other than in the marketing, licensing, and use of the Intellectual Property in accordance with the terms of this Agreement. Upon the expiration or termination of the License granted pursuant to this Agreement, VISI will forthwith return to Tech, Ltd. all such specifications, designs, drawings, plans, software codes, and other documents and will forward to Tech, Ltd. copies of all specifications, designs, drawings, software codes, and other documents relating to any improvements, modifications, or additions which have become a part of the Intellectual Property in accordance herewith.

     7. Confidentiality. To the extent that the Intellectual Property or any portion thereof is not now or hereafter patented, copyrighted, or trademarked, VISI shall use its best efforts to hold the Intellectual Property absolutely secret and to protect it as Tech, Ltd.'s trade secret and Tech, Ltd.'s proprietary interest therein. Nothing herein shall be deemed an obligation of VISI to prosecute a claim against any party for disclosure of Tech, Ltd.'s trade secret if such disclosure has occurred through no fault of VISI. Further, VISI shall not at any time (whether or not the License granted hereunder shall be in effect) disclose or permit the disclosure of the Intellectual Property, or any portion thereof, to any person, firm, company, or other entity. Upon the termination of the License for any reason, VISI shall not market, license, enhance, develop, or otherwise use any Intellectual Property.

     8. Payments and Royalties.

          8.1. Capital Contributions. In consideration of the License granted to VISI hereunder and the rights granted to TCRI under Paragraphs 5.2, TCRI has made a cash capital contribution or loan to VISI in the amount of $250,000 on the Effective Date of this Agreement and covenants that it will make additional cash capital contributions or loans to VISI equal to a total of at least $500,000 during the five calendar months following the Effective Date. All capital contributions or loans made to VISI pursuant to this Paragraph 8.1 shall be made for the specific purpose of providing working capital for VISI in order that it can continue its present business operations.

          8.2 Line of Credit Payments. VISI is currently funded by a line of credit from UBS PaineWebber Inc. that is guaranteed by D. John Ogren and is attached hereto as Exhibit C ("Line of Credit"). In consideration of the License granted to VISI hereunder and the rights granted to TCRI under Paragraphs 5.2, TCRI and VISI hereby represent and warrant that the Line of Credit will not be drawn upon after the Effective Date of this Agreement. TCRI and VISI further represent and warrant that VISI will (i) make interest payments on the Line of Credit on a current and timely basis and
     (ii) make principal payments of not less than $150,000 by July 1, 2003; not less than $300,000 by July 1, 2004; not less than $300,000 by July 1, 2005; and the remaining balance of the Line of Credit by July 1, 2006.

          TCRI and VISI agree that, for so long as the Line of Credit is outstanding, VISI will not, without the prior written consent of Tech, Ltd., which consent shall not be unreasonably withheld, (a) unless VISI has cash on hand sufficient to make all principal and interest payments on the Line of Credit due, or that have been agreed to be made by VISI pursuant to the preceding paragraph of this Section 8.2, within the succeeding 12 months, make any distributions to TCRI or (b) incur operating expenses or indebtedness that are properly attributable to TCRI or its other affiliates.

     8.3. Royalties.

          (a) In addition to other amounts payable hereunder as herein provided, for the License granted by Tech, Ltd. to VISI hereunder, VISI shall pay to Tech, Ltd. a royalty equal to 5% of the gross revenue of VISI.

          (b) Royalties shall be determined on a quarterly (three calendar months) basis and shall be calculated on the basis of gross revenue accrued in each quarter. The first quarter, however, shall be the period from the Effective Date of this Agreement through September 30, 2002. Each quarter thereafter will end March 31, June 30, September 30, and December 31 of each calendar year.

     9. Reports.

          9.1. Quarterly. VISI will furnish Tech, Ltd. (i) within 30 days after the end of a quarter, a certificate signed by VISI's internal accountant certifying gross revenue during the preceding quarter and (ii) payment of royalties within 30 days following the end of each quarterly period.

          9.2. Annual. VISI will provide Tech, Ltd. within 60 days after the end of each calendar year a certificate from VISI's auditors confirming the four quarterly certificates issued by VISI's internal accountant pursuant to Paragraph 9.1.

          9.3. Examination of Records. Tech, Ltd. shall have the right to examine VISI's books and records during regular business hours and upon written request to VISI to such extent as may be necessary to determine the accuracy of any statement furnished by VISI to Tech, Ltd.. If the examination discloses that VISI has paid royalties that are less than 95% of royalties due and payable to Tech, Ltd., then VISI shall reimburse Tech, Ltd. for all reasonable expenses of such examination.

     10. Term of License. Unless otherwise terminated in accordance with this Agreement, the License granted pursuant to this Agreement shall be for a period beginning on the Effective Date (as hereinafter defined) and ending on the earlier of , 2012, or the date a sale of the Subject Property is completed pursuant to Section 5.

     11. Default.

          11.1. By VISI. VISI shall be in default under this Agreement on the occurrence or existence of any of the following:

               (a) VISI shall become insolvent, howsoever evidenced, or shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due, or shall consent to the appointment of a receiver or trustee or liquidator of all of its property or a substantial part thereof, or shall have failed within 60 days to pay or bond or otherwise discharge any judgment or attachment which is unstayed on appeal; or

               (b) Prior to fulfilling its obligations under Paragraph 8.1, TCRI shall become insolvent, howsoever evidenced, or shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due, or shall consent to the appointment of a receiver or trustee or liquidator of all of its property or a substantial part thereof, or shall have failed within 60 days to pay or bond or otherwise discharge any judgment or attachment which is unstayed on appeal; or

                    (c) VISI fails to (i) pay any sum due to Tech, Ltd.
               hereunder within 30 days after such sum becomes due or (ii) observe or perform any of the other terms, covenants or conditions herein contained on its part to be observed or performed and such failure shall have continued for a period of 30 days after written notice to VISI from Tech, Ltd. specifying such failure; or

                    (d) TCRI fails to make any of the capital contributions in accordance with Paragraph 8.1; or

                    (e) VISI or TCRI fails to make any of the Line of Credit
               payments in accordance with Paragraph 8.2.

          11.2 Tech, Ltd.'s Remedies. In addition and without prejudice to any other remedies that may be available to Tech, Ltd.
     at law or in equity, if VISI or TCRI shall be in default hereunder, by written notice to VISI and TCRI, Tech, Ltd. shall have the option (but shall not be required) to do either of the following, or both thereof, without liability or obligation to Tech, Ltd.:

               (a) To terminate the License granted pursuant to Paragraph 2; or

               (b) To terminate this Agreement.

     No such termination by Tech, Ltd. shall relieve VISI or TCRI of any of its obligations hereunder. Upon Tech, Ltd.'s termination pursuant to (a) or (b) above, VISI shall assign to Tech, Ltd. the name Visual Intelligence Systems, Inc., and all rights associated therewith, including but not limited to trademark, copyright, and logo rights.

          11.3. By Tech, Ltd.. Tech, Ltd. shall be in default under this Agreement if Tech, Ltd. fails to perform or observe any terms, covenants or conditions herein contained on its part to be observed or performed and such failure shall have continued for a period of 30 days after written notice to Tech, Ltd. from VISI specifying such failure.

          11.4. VISI's Remedies. In addition and without prejudice to any other remedies, which may be available to VISI at law or in equity, if Tech, Ltd. shall be in default hereunder, VISI shall have the right to terminate this Agreement by written notice to Tech, Ltd.

          11.5 Termination. Upon termination of this Agreement, including termination as a result of expiration of its term or by either party upon default by the other party, VISI shall cease to market, license, enhance, develop, or otherwise use the Intellectual Property and shall return to Tech, Ltd., within five days following termination, all tangible evidence of the Intellectual Property, including all copies or extracts therefrom, and copies of all specifications, designs, drawings, software codes, and other documents relating to any improvements, modifications, or additions that have become a part of the Intellectual Property. VISI shall pay to Tech, Ltd. all payments due to Tech, Ltd. within ten days following termination of this Agreement. Both VISI and Tech, Ltd. shall have the right to use any improvements, modifications, or additions to the Intellectual Property made by VISI following the termination of this Agreement or the License.

     12. Assignment and Sublicensing by Licensee. This Agreement and the License granted hereunder are personal to VISI and may not be assigned by VISI without the prior written consent of Tech, Ltd., and then only upon such terms and conditions as are acceptable to Tech, Ltd.. VISI shall be permitted to sublicense the Intellectual Property in accordance with the terms of this Agreement and the License. No assignment or sublicensing shall relieve VISI of any of its obligations hereunder.

     13. Personnel. It shall be a condition of this Agreement that neither Tech, Ltd., VISI, nor TCRI, or any of their associated companies, will approach or offer jobs to the other party's employees unless previously mutually agreed between the Parties.

     14. Notice. All notices given by either party shall be deemed to have been delivered to the other party on the 8th day following the date of posting if sent by registered, return receipt to the address set forth below the Parties' respective signatures as its address for the acceptance of notices in terms of this Agreement and confirmed in writing to that other party immediately following posting.

     15. Address for Service. The Parties hereto respectively choose for all purposes of and in connection with this Agreement the following addresses at which they undertake to accept receipt of all notices:

                                Visual Intelligence Systems, Inc.
                                510 Bering Drive, Suite 220
                                Houston, Texas 77057
                                Attn: President

                                Tech, Ltd. Ltd.
                                1980 Post Oak Blvd., Suite 2300
                                Houston, Texas 77056
                                Attn: Carole R. Riggs

                                Texas Commercial Resources, Inc.
                                7500 San Felipe, Suite 475
                                Houston, Texas 77063
                                Attn: Britt Brooks

           The Parties hereto shall be entitled to change the addresses set out above from time to time provided that any such change shall be effected upon receipt of notice in writing by the other party of such change.

     16. Third-Party Beneficiary. It is the specific intention of the Parties to this Agreement that the benefits of this Agreement are intended to confer on D. John Ogren, his heirs, executors, administrators, and assigns all rights and remedies under or by reason of this Agreement.

     17. Law to Apply. The Law of Texas shall apply to this Agreement, and all disputes, actions, questions of interpretation of effect, and all other matters directly or indirectly connected with this Agreement shall be determined in accordance with that law. Venue for all claims arising out of or in connection with this Agreement shall be in State District Court in Houston, Harris County, Texas and the Parties agree to submit to the jurisdiction of the State District Courts of Houston, Harris County, Texas for the resolution of all claims arising out of or in connection with this Agreement.

     18. Alternative Dispute Resolution.

          (a) Negotiations. The Parties agree that, except for the remedy set forth below with respect to injunctive relief, prior to the institution of any arbitration or litigation between the Parties, any dispute, controversy, or claim arising out of or relating to this Agreement (a "Dispute") shall first be addressed through good-faith negotiation between the Parties. If such good faith negotiation has not resolved the controversy or claim within 15 days of written notice by one Party to the other of the controversy or claim, the controversy or claim shall be settled pursuant to Paragraph 18(b).

          (b) Mediation. Failing resolution after exhaustion of the procedure described in Paragraph 18(a), a Dispute may be submitted to mediation by either Party. Unless otherwise mutually agreed, mediation shall occur within ten days after a request therefore by either Party. If the Parties cannot agree on a mutually acceptable mediator, the Party who did not initiate the request for mediation shall select a mediator who (i) is a licensed attorney, (ii) has completed basic commercial mediation training,
     (iii) has served as a mediator of at least 50 mediation involving commercial disputes, and (iv) has not prior personal or business relationship with any of the persons involved, except as a mediator. The Parties will participate in the mediation in good faith for a minimum of one-half day, and will comply with any policies and procedures of the mediator. The mediation shall be held in Houston, Texas. Each Party may be represented by counsel at the mediation. Each Party will bear its own expenses of mediation, and the Parties will share equally the charges of the mediator.

          (c) Arbitration. FAILING RESOLUTION AFTER EXHAUSTION OF THE PROCEDURE DESCRIBED IN SCETION 11.10(b), THE PARTIES AGREE TO BE BOUND BY THE TERMS AND PROVISIONS OF THE FOLLOWING ARBITRATION PROVISIONS PURSUANT TO WHICH A DISPUTE SHALL BE RESOLVED BY MANDATORY BINDING ARBITRATION UPON THE REQUEST OF ANY PARTY.

          After mediation, and subject to injunctive relief, any Dispute shall be finally settled by arbitration in accordance with the terms of this Paragraph, provided that any party shall in any event have the right to seek and obtain equitable relief during the pendency of such Dispute pursuant to Paragraph 18(d) below. Failing resolution after exhaustion of the procedure described in Paragraphs 18(a) and (b), any Party to such Dispute may, by further written notice (the "Arbitration Notice") to the other Party, commence an arbitration proceeding by bringing the Dispute to one arbitrator or to an arbitration panel selected as provided below. Disputes shall be decided by a single arbitrator, unless the Parties cannot agree within ten days on a single arbitrator, in which case they shall choose an arbitration panel composed of three arbitrators, one arbitrator to be selected by the Party who sent the Arbitration Notice, a second arbitrator to be selected by the other adverse Party (expressly provided that Company may choose the second arbitrator if it is not the sender of the Arbitration Notice), and the third arbitrator (the "Independent Arbitrator"), who will be the Chairman of the arbitration panel, to be appointed by the first two arbitrators. In the event the first two arbitrators fail to agree on the appointment of the Independent Arbitrator within 15 days, the Independent Arbitrator shall be appointed on request of any party hereto by any state district court judge in Harris County, Texas. In the event that any arbitrator shall resign, be unable or otherwise fail to perform his or her duties, each Party shall immediately notify the other Parties of such resignation, inability or failure, and a replacement shall immediately be selected by the Party who selected such arbitrator in the first instance, or, if the arbitrator to be replaced is the Independent Arbitrator, then the Parties shall attempt in good faith to appoint a mutually agreeable replacement Independent Arbitrator. If the Parties fail to agree on such replacement within 15 days, either Party may request that any state district court judge in Harris County, Texas to appoint such replacement Independent Arbitrator. The arbitrator or the arbitration panel shall conduct the arbitration in accordance with the Rules of Arbitration of the American Arbitration Association then in effect, except to the extent such rules are inconsistent with the provisions of this Paragraph. The Parties shall prepare in writing a statement of their positions, together with counterclaims, with supporting facts, data, and affidavits, if any, and shall submit such statement to the arbitrator, or arbitration panel within 15 days after selection, but, in any event, within 45 days after service of the Arbitration Notice. The arbitrator or the arbitration panel shall give all Parties the opportunity to make an oral presentation to the arbitrator or the arbitration panel in the presence of the other Party, if either Party so requests. The Parties shall have, for a period of 120 days after service of the Arbitration Notice (the "Discovery Period"), all rights of discovery provided by the Texas Rules of Civil Procedures then obtaining, except, unless otherwise agreed, that all responses to discovery requests shall be served within 10 days of such discovery request, and no discovery request may be served after the date 10 days before the termination of the Discovery Period. The arbitrator or the arbitration panel shall assume exclusive jurisdiction over the Dispute, may order interim equitable relief (which shall be specifically enforceable as if it were a final Award, as hereinafter defined), and shall be required to make a final binding determination (the "Award"). The Award shall not be subject to appeal or to review by any court or administrative body except as set forth in Section 10(a) of the Federal Arbitration Act, codified as 9 U.S.C.A. Section 10(a) (West Supp. 1997). The Award shall determine (i) whether each Party's obligations under this Agreement were met and (ii) what damages or remedies (which may include final equitable relief) are due under the terms of this Agreement. The agreement to arbitrate contained in this Paragraph shall be specifically enforceable under the prevailing arbitration law, and shall survive termination of this Agreement. Judgment upon the Award rendered by the arbitrator or the arbitration panel may be entered in accordance with applicable law in any court having jurisdiction therefor. Each Party shall bear its own costs and expenses for arbitration, subject to reimbursement as determined by the arbitrator or the arbitration panel in the Award. Arbitration shall, unless the Parties otherwise agree in writing, take place in Houston, Texas.

          (d) Nothing contained in this Paragraph shall preclude, or be deemed, construed or interpreted to preclude, any party from seeking interim equitable relief from a court of competent jurisdiction against the other Party, where circumstances so require, except that no Party shall be entitled to seek a stay of any arbitration proceeding brought hereunder. The Parties agree that, upon the application of any of the Parties, and whether or not an arbitration proceeding has yet been initiated pursuant to this Paragraph, all courts having jurisdiction are hereby authorized to (i) issue and enforce in any lawful manner such temporary restraining orders, preliminary injunctions and other interim measures of relief as may be necessary to prevent harm to a Party's interests or as otherwise may be appropriate pending the conclusion of arbitration proceedings pursuant to this Paragraph, and/or (ii) enter into and enforce in any lawful manner such judgments for permanent equitable relief as may be necessary to prevent harm to a Party's interests or otherwise may be appropriate following this issuance of the Award.

     19. Sole Contract. The Agreement contains all the terms and conditions of the contract between the Parties and the Parties acknowledge that any representations, warranties, undertakings or promises of whatsoever nature which may have been made by the Parties, their agents, or servants other than those herein contained, shall not be binding or enforceable against them respectively.

     20. Amendments and Waivers. No amendment or waiver hereof or addition hereto shall be of any force or effect unless reduced to writing and signed by the Parties or their duly authorized agents. No indulgence, extension of time, relaxation or latitude shown, granted or allowed by any Party to the another shall in any way constitute a waiver by the other Party of any of its rights hereunder.

     21. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be an original and all of which shall constitute the same instrument.

     22. Fees and Expenses. The Parties hereto agree that if a dispute over the terms or enforcement of this Agreement is litigated or is settled by an alternative dispute resolution procedure (other than mediation), the Party that prevails shall be entitled to recover all fees and expenses incurred in connection with the dispute, including reasonable fees of attorneys and accountants.

                               VISI TECHNOLOGY, LTD.


                               By: D.J. Ogren, LLC, its sole general partner


                               By:  ___________________________
                               Name: _________________________
                               Title:  __________________________

                               VISUAL INTELLIGENCE SYSTEMS, INC.



                               By:  ___________________________
                               Name: _________________________
                               Title:  __________________________

                               TEXAS COMMERCIAL RESOURCES, INC.



                               By:  ___________________________
                               Name: _________________________
                               Title:  __________________________